Exhibit 99.1

AirSculpt Technologies, Inc. Announces Third Quarter 2021 Results

MIAMI BEACH, Fla., December 3, 2021 (GLOBE NEWSWIRE) – AirSculpt Technologies, Inc. (NASDAQ:AIRS)(“AirSculpt” or the “Company”), a national provider of premium body contouring procedures, today announced results for the third quarter ended September 30, 2021.

•	Cases increased 60.4% from prior year period to 2,743 cases
•	Revenue increased 94.3% from prior year period to $34.7 million
o	Same-center revenue per case increased 20.3% from the prior year period
o	Same-center cases increased 29.9% from the prior year period
•	Net income was $8.1 million as compared to the prior year period of $2.9 million
•	Adjusted EBITDA increased to $12.1 million, growth of 127.2% over the prior year period
•	Closed initial public offering and received net proceeds of $13.5 million after deducting underwriting fees and related offering expenses

“We are very pleased with our financial performance for the third quarter as we continue to see strong demand for our dramatic body contouring services,” said Dr. Aaron Rollins, Chief Executive Officer of AirSculpt Technologies. “It’s clearly been an exciting year for the company. We completed our IPO on October 28th and recently we announced the opening of our two newest centers in Miami Beach and Salt Lake City bringing our total center count to 18 as of today.”

Ron Zelhof, Chief Operating Officer, commented, “Our revenues continue to be fueled by both volume increases and higher revenue per case compared to prior periods. Patients are continuing to have multiple areas treated at one time which we attribute to a more knowledgeable patient about what is possible with AirSculpt. We believe that our dedicated sales team alongside of our marketing efforts, including AirSculpt TV, are driving much of the rate growth we are experiencing.”

Third Quarter 2021 Results

Case volume was 2,743 for the third quarter of 2021, representing growth of 60.4% over the prior year period case volume of 1,710. Revenue for the third quarter of 2021 increased by 94.3% to $34.7 million from $17.8 million in the prior year period. Same-center cases and revenue per case for the third quarter of 2021 were up 29.9% and 20.3%, respectively, over the prior year period. Net income for the quarter grew to $8.1 compared to $2.9 million in the prior year period and pro forma net income increased to $6.1 million from $2.4 million. For the third quarter 2021, the Company’s adjusted EBITDA grew 127.2% to $12.1 million as compared to $5.3 million for the prior year period.

Year to Date 2021 Results

Case volume was 8,165 for year-to-date 2021, representing growth of 110.5% over the prior year period case volume of 3,879. Revenue year-to-date 2021 increased by 139.9% to $95.8 million from $39.9 million in the prior year period. Same-center cases and revenue per case year-to-date 2021 were up 75.2% and 12.7%, respectively, over the prior year period. Year-to-date net income grew to $24.7 million compared to $2.0 million from the prior year period and pro forma net income increased to $18.8 million from $1.5 million over the prior year period. For year-to-date 2021, the Company’s adjusted EBITDA grew 283.0% to $35.9 million as compared to $9.4 million for the prior year period.

2021 Outlook

The Company projects full year revenue to be approximately $130 million and full year Adjusted EBITDA to be approximately $46 million.

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Liquidity

As of September 30, 2021, the Company had $20.7 million in cash and cash equivalents and $5.0 million of borrowing capacity under its revolving credit facility.

The Company had $8.5 million and $5.1 million in operating cash flows for the third quarter 2021 and 2020, respectively. The increase is primarily driven by improved income from operations related to opening three new centers in the 12 months ended September 30, 2021 and an increase in same center volumes and revenue which were impacted by the COVID-19 pandemic in the second and third quarters of 2020.

Conference Call Information

AirSculpt will hold a conference call today, December 3, 2021 at 8:30 am (Eastern Time). The conference call can be accessed live over the phone by dialing 1-877-407-9716 or for international callers, 1-201-493-6779. A replay will be available two hours after the call and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the live call and the replay is 13725116. The replay will be available until December 10, 2021.

Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of the Company’s website at https://investors.elitebodysculpture.com/. The online replay will be available for one week following the call.

About AirSculpt Technologies

AirSculpt Technologies is an experienced, fast-growing national provider of body contouring procedures delivering a premium consumer experience under its brand, Elite Body Sculpture. At Elite Body Sculpture, we provide custom body contouring using our proprietary AirSculpt® method that removes unwanted fat in a minimally invasive procedure, producing dramatic results. It is our mission to generate the best results for our patients.

Forward-Looking Statements

This press release contains forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, our anticipated growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including those factors discussed in the section titled “Risk Factors” in our Registration Statement (Registration No. 333-260067) on Form S-1.

Our future results could be affected by a variety of other factors, including, but not limited to, failure to open and operate new centers in a timely and cost-effective manner; shortages or quality control issues with third-party manufacturers or suppliers; competition for surgeons; litigation or medical malpractice claims; inability to protect the confidentiality of our proprietary information; changes in the laws governing the corporate practice of medicine or fee-splitting; changes in the regulatory, economic and other conditions of the states and jurisdictions where our facilities are located; and business disruption or other losses from war, pandemic, terrorist acts or political unrest.

The risk factors discussed in “Risk Factors” in our Registration Statement (Registration No. 333-260067) on Form S-1 and this Quarterly Report on Form 10-Q could cause our results to differ materially from those expressed in the forward-looking statements made in this Quarterly Report on Form 10-Q.

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There also may be other risks that are currently unknown to us or that we are unable to predict at this time.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. Forward-looking statements speak only as of the date they were made, and we are under no duty to update any of these forward-looking statements after the date of this press release to conform our prior statements to actual results or revised expectations.

Use of Non-GAAP Financial Measures

The Company reports financial results in accordance with generally accepted accounting principles in the United States (“GAAP”), however, the Company believes the evaluation of ongoing operating results may be enhanced by a presentation of Adjusted EBITDA and Adjusted EBITDA Margin, which are non-GAAP financial measures.

These non-GAAP financial measures are not intended to replace financial performance measures determined in accordance with GAAP. Rather, they are presented as supplemental measures of the Company's performance that management believes may enhance the evaluation of the Company's ongoing operating results. These non-GAAP financial measures are not presented in accordance with GAAP, and the Company’s computation of these non-GAAP financial measures may vary from similar measures used by other companies. These measures have limitations as an analytical tool and should not be considered in isolation or as a substitute or alternative to revenue, net income, operating income, cash flows from operating activities, total indebtedness or any other measures of operating performance, liquidity or indebtedness derived in accordance with GAAP.

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EBS Intermediate Parent, LLC and Subsidiaries

Selected Consolidated Financial Data

	Three Months Ended September 30,		Nine Months Ended September 30,
($000s)	2021	2020	2021	2020
Revenue	$34,651	$17,837	$95,759	$39,923
Operating expenses:
Cost of service (exclusive of depreciation and amortization shown below)	11,410	6,758	31,462	15,853
Selling, general and administrative	11,980	6,199	30,926	16,118
Loss on debt modification	-	-	682	-
Depreciation and amortization	1,641	1,432	4,664	4,165
Total operating expenses	25,031	14,389	67,734	36,136
Income from operations	9,620	3,448	28,025	3,787
Interest expense, net	1,566	529	3,323	1,776
Net income	8,054	2,919	24,702	2,011
Pro forma income tax expense	1,933	496	5,908	496
Pro forma net income	$6,121	$2,423	$18,794	$1,515

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EBS Intermediate Parent, LLC and Subsidiaries

Selected Financial and Operating Data

(Dollars in thousands, except per case amounts)

	September 30, 2021	December 31, 2020
Balance Sheet Data (at period end):
Cash and cash equivalents	$20,738	$10,379
Total current assets	21,563	11,563
Total assets	192,245	179,610

Current portion of long-term debt	850	400
Deferred revenue and patient deposits	4,334	3,233
Total current liabilities	13,076	9,457
Long-term debt, net	82,118	32,119
Total liabilities	110,231	55,934

Member’s equity	82,014	123,676

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Cash Flow Data:
Net cash provided by (used in):
Operating activities	$8,525	$5,074	$32,339	$6,757
Investing activities	(1,577)	(823)	(4,726)	(2,543)
Financing activities	(3,058)	(394)	(17,254)	(2,428)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Other Data:
Number of centers as of the end of the period	16	13	16	13
Number of procedure rooms as of the end of the period	27	21	27	21

Cases	2,743	1,710	8,165	3,879
Revenue per case	$12,632	$10,431	$11,728	$10,292
Adjusted EBITDA (1)	$12,116	$5,333	$35,899	$9,373
Adjusted EBITDA margin (2)	35.0%	29.9%	37.5%	23.5%

(1) A reconciliation of this non-GAAP financial measure appears below.

(2) Defined as Adjusted EBITDA as a percentage of revenue.

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EBS Intermediate Parent, LLC and Subsidiaries

Supplemental Information

(Dollars in thousands, except per case amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Same-center Information (1):
Cases	2,174	1,674	6,733	3,843
Case growth	29.9%	N/A	75.2%	N/A
Revenue per case	$12,519	$10,408	$11,591	$10,281
Revenue per case growth	20.3%	N/A	12.7%	N/A
Number of facilities	11	11	11	11
Number of total procedure rooms	18	18	18	18

(1): For the three months ended September 30, 2021 and 2020, we define same-center case and revenue growth as the growth in each of our cases and revenue at facilities that have been owned and operated since July 1, 2020. We define same-center facilities and procedure rooms as facilities and procedure rooms that have been owned or operated since July 1, 2020.

For the nine months ended September 30, 2021 and 2020, we define same-center case and revenue growth as the growth in each of our cases and revenue at facilities that have been owned and operated since January 1, 2020. We define same-center facilities and procedure rooms as facilities and procedure rooms that have been owned or operated since January 1, 2020.

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EBS Intermediate Parent, LLC and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

(Dollars in thousands)

The Company reports financial results in accordance with GAAP, however, management believes the evaluation of our ongoing operating results may be enhanced by a presentation of Adjusted EBITDA and Adjusted EBITDA Margin, which are non-GAAP financial measures.

The Company defines Adjusted EBITDA as net income excluding depreciation and amortization, net interest expense, loss on debt modification, sponsor management fee, pre-opening de novo and relocation costs, restructuring and related severance costs, and unit-based compensation. The Company includes Adjusted EBITDA because it is an important measure on which management assesses and believes investors should assess the Company’s operating performance. The Company considers Adjusted EBITDA to be an important measure because it helps illustrate underlying trends in the Company’s business and historical operating performance on a more consistent basis. Adjusted EBITDA has limitations as an analytical tool including: (i) Adjusted EBITDA does not include results from unit-based compensation and (ii) Adjusted EBITDA does not reflect interest expense on our debt or the cash requirements necessary to service interest or principal payments.

The Company defines Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of revenue. The Company includes Adjusted EBITDA Margin because it is an important measure on which management assesses and believes investors should assess operating performance. The Company considers Adjusted EBITDA Margin to be an important measure because it helps illustrate underlying trends in the Company’s business and historical operating performance on a more consistent basis.

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in thousands)	2021	2020	2021	2020
Net income	$8,054	$2,919	$24,702	$2,011
Plus
Depreciation and amortization	1,641	1,432	4,664	4,165
Interest expense, net	1,566	529	3,323	1,776
Loss on debt modification	-	-	682	-
Pre-opening de novo and relocation costs	307	247	1,289	687
Restructuring and related severance costs	45	-	314	115
Sponsor management fee	417	125	667	375
Unit-based compensation	86	81	258	244
Adjusted EBITDA	$12,116	$5,333	$35,899	$9,373
Adjusted EBITDA Margin	35.0%	29.9%	37.5%	23.5%

Investor Contact

Dennis Dean

Chief Financial Officer

investors@elitebodysculpture.com

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